Exhibit 4.2

EXECUTION COPY

ESCROW AND SECURITY AGREEMENT

This ESCROW AND SECURITY AGREEMENT (this “Escrow and Security Agreement”) is made and entered into as of September 29, 2010 among UHS Escrow Corporation (the “Pledgor”), a Delaware corporation and a wholly owned subsidiary of Universal Health Services, Inc. (the “Company”), Union Bank, N.A., a national banking association, as Trustee under the Indenture referred to below (in such capacity, the “Trustee”), Union Bank, N.A., as securities intermediary and escrow agent (in such capacity, the “Escrow Agent”), and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and the other initial purchasers party to the Purchase Agreement (as defined herein) (collectively, the “Initial Purchasers”), in favor of the holders (the “Holders”) of the Notes (as defined herein) issued on the date hereof by the Pledgor under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Pledgor, the Company, certain subsidiary guarantors and the Initial Purchasers are parties to a Purchase Agreement, dated September 15, 2010 (the “Purchase Agreement”), pursuant to which the Pledgor will issue and sell to the Initial Purchasers an aggregate of $250,000,000 principal amount of its 7% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Pledgor and the Trustee have entered into that certain indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Pledgor is issuing the Notes on the date hereof;

WHEREAS, pursuant to the Purchase Agreement and the Indenture, the Pledgor is required on September 29, 2010 (the “Closing Date”) to direct the Initial Purchasers to deposit $245,000,000 (the net proceeds from the sale of the Notes), and the Pledgor shall deposit an additional $11,972,223 (to be provided either in cash or in Eligible Escrow Investments (as defined herein) and which amount and manner Pledgor shall communicate to the Escrow Agent), sufficient to redeem the Notes in cash at the redemption price equal to the issue price of the Notes, plus accrued and unpaid interest and, without duplication, the Accrued Yield (as defined herein), if any, on the Notes through December 31, 2010 (the “Initial Escrow Amount”) with the Escrow Agent in the Collateral Account (as defined herein) to be held by the Escrow Agent for the benefit of the Trustee, the Holders of the Notes and the Initial Purchasers in the event that the Notes are to be redeemed in the event that the satisfaction of the conditions to the release of the funds from the Collateral Account (the date of such satisfaction, the “Completion Date”) does not take place on or prior to the Date of Determination (as defined herein) (the obligations to the Trustee, the Holders and the Initial Purchasers in such an event, the “Obligations”);

WHEREAS, to secure the Obligations of Pledgor, the Pledgor has agreed to (i) pledge to the Trustee for its benefit and the ratable benefit of the Holders of the Notes and the Initial Purchasers a security interest in and lien upon the Escrowed Funds and the other Collateral (each as hereinafter defined) and (ii) execute and deliver this Escrow and Security Agreement in order to secure the payment and performance by the Pledgor of the Obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the promises herein contained, and in order to induce the Holders of the Notes to purchase the Notes, the Pledgor, the Trustee, the Initial Purchasers and the Escrow Agent hereby agree, for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes and the Initial Purchasers, as follows:

SECTION 1. Definitions.

“Accrued Yield” means an amount in respect of each $1,000 principal amount of Notes that, together with accrued and unpaid interest to be paid in a Special Redemption, will provide the Holder thereof with the Yield to Maturity on such Note, calculated on the basis of a 360-day year and payable for the actual number of days elapsed from the Issue Date.

“Acquisition” shall mean the acquisition of Psychiatric Solutions, Inc. by the Company pursuant to the Merger Agreement, as described in the Offering Memorandum.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York and California are authorized or required by law to close.

“Collateral Account” means an account established and maintained by the Escrow Agent in the name “UHS Escrow Corporation Collateral Account,” which account shall at all times be under the control (within the meaning of Section 8-106 of the U.C.C. (as defined below)) of the Trustee and subject to the terms and conditions of this Escrow and Security Agreement.

“Date of Determination” means the earlier to occur of (1) the determination by the Company’s Board of Directors, in its good faith judgment, that the Completion Date will not occur by December 31, 2010 and (2) December 31, 2010.

“Eligible Escrow Investments” means (1) Government Securities maturing no later than the Business Day preceding the Special Redemption Date and (2) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940 whose shares are registered under the Securities Act of 1933, as amended, investing in direct obligations of the United States of America and other obligations issued or guaranteed as to principal and interest by the U.S. government, its agencies or instrumentalities, and repurchase agreements secured by such obligations.

“Escrow Agent” means the Person named as the “escrow agent” in the first paragraph of this Escrow and Security Agreement until a successor escrow agent shall have become such, in accordance with Section 9 hereof, and thereafter “Escrow Agent” shall mean the Person who is then the Escrow Agent hereunder.

“Escrowed Funds” means the Initial Escrow Amount and all investments thereof made hereunder, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent from time to time less any property distributed and/or disbursed in accordance with this Escrow and Security Agreement.

“Government Book-Entry Security” means any Government Securities maintained in book-entry form through the United States Federal Reserve Banks.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depositary receipt issued by a bank (as defined in Section 3(a) (2) of the Securities Act), as custodian, with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 16, 2010, among the Company, Olympus Acquisition Corp. and Psychiatric Solutions, Inc.

“Offering Memorandum” means the Final Offering Memorandum of the Pledgor and the Company, dated September 15, 2010, pursuant to which the Notes were offered to the Holders.

“Representative” has the meaning set forth in Section 5(e) hereof.

“Senior Credit Facility” means the Credit Agreement, referred to in the Offering Memorandum as the “senior credit facility,” to be entered into, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time.

“Special Redemption Date” means the date that is three Business Days after the Date of Determination.

“Special Redemption Price” has the meaning set forth in Section 5(b) hereof.

“Yield to Maturity” means the annual yield to maturity of the Notes, calculated based on market convention and as reflected in the pricing supplement for the offering of the Notes.

All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture. Unless otherwise defined herein or in the Indenture, terms used in Articles 8 or 9 of the Uniform Commercial Code as in effect in the State of New York (the “U.C.C.”) are used herein as therein defined.

SECTION 2. Appointment; Establishment.

2.1 Appointment of the Escrow Agent. The Pledgor hereby appoints Union Bank, N.A. as Escrow Agent in accordance with the terms and conditions set forth herein, and Union Bank, N.A. hereby accepts such appointment. Any and all Escrowed Funds shall be deposited with the Escrow Agent in the Collateral Account, in U.S. Dollars, by wire transfer as follows: Union Bank, N.A., ABA: 122000496, Account Number: 37130196431, Account Name: TRUSDG, Ref: For Further Credit to: 6711917701, UHS Escrow Corporation, Attn.: Eva Aryeetey. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security. The Escrow Agent shall have no duty to solicit delivery of the Escrowed Funds.

2.2 Establish Account. The Escrow Agent shall establish and maintain the Collateral Account herein provided for in accordance with the terms of this Escrow and Security Agreement.

SECTION 3. Collateral.

3.1 Pledge and Grant of Security Interest. The Pledgor hereby pledges to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes and hereby grants to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes a continuing first priority security interest in and to all of the Pledgor’ s right, title and interest in, to and under the following (hereinafter collectively referred to as the “Collateral”), whether characterized as investment property, certificated securities, uncertificated securities, general intangibles or otherwise: (a) the Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Account, (b) all Collateral Investments (as hereinafter defined) and all certificates and instruments, if any, representing or evidencing the Collateral Investments, and any and all security entitlements to the Collateral Investments, and any and all related securities accounts in which security entitlements to the Collateral Investments are carried, (c) all cash, notes, deposit accounts, checks and other instruments, if any, from time to time hereafter delivered to or otherwise possessed by the Escrow Agent for or on behalf of the Pledgor in substitution for or in addition to any or all the then existing Collateral, and (d) all proceeds of and other distributions on or with respect to any and all of the foregoing Collateral (including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, investments, subscriptions and other property or proceeds, including proceeds that constitute property of the types described in clauses (a) through (c) of this Section 3.1). The Escrow Agent (in its capacity as a securities intermediary) hereby agrees that it will comply with written entitlement orders originated by the Trustee (in its capacity as a secured party/purchaser) without further consent by the Pledgor (in its capacity as a debtor/entitlement holder), it being acknowledged and agreed that so long as no Event of Default exists, the Escrow Agent shall honor entitlement orders issued by the Pledgor in accordance with Sections 4 or 5 hereof.

3.2 Deposit of Escrowed Funds. On the Closing Date, the Pledgor shall deposit, or direct the deposit, of the Initial Escrow Amount into the Collateral Account.

3.3 Security for Obligations. The pledge and lien granted by Pledgor pursuant to Section 3.1 of this Escrow and Security Agreement secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Pledgor.

3.4 Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral, including, without limitation, amounts invested as provided in Section 4, shall be delivered to and held by Escrow Agent pursuant to the terms hereof and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to convey a valid security interest in such Collateral to the Trustee, or shall be credited to the Collateral Account which shall be maintained as a securities account by the Escrow Agent.

3.5 Maintaining the Collateral Account. Except as otherwise provided by Section 5 and Section 12:

(a) So long as the Obligations shall remain unpaid, the Pledgor will maintain the Collateral Account with the Escrow Agent.

(b) Except as provided in Section 5 hereof, it shall be a term and condition of the Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Collateral Account, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other Person from the Collateral Account.

(c) The Collateral Account shall be established and maintained as a securities account (as defined in Section 8-501 of the U.C.C.).

(d) The Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

SECTION 4. Collateral Investments.

4.1 Investing of Amounts in the Collateral Account. The Escrow Agent shall cause the Escrowed Funds to be invested in the name of the Escrow Agent in such Eligible Escrow Investments (any such investment, a “Collateral Investment”) as the Pledgor may specify in writing from time to time. During the term of this Escrow and Security Agreement, the Pledgor shall bear and retain sole responsibility for the selection of investments of the Escrowed Funds and all risks from such investments. In the absence of written instructions, the Escrow Agent will invest funds in the Union Bank, N.A. Institutional Trust Deposit Account l (an interest bearing deposit account of the Escrow Agent). The Escrow Agent shall have no obligation to invest the Escrowed Funds if deposited with the Escrow Agent after 11:00 a.m. (P.T.) on the day of deposit. Instructions received after 11:00 a.m. (P.T.) will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrowed Funds. Any interest or other income received on such investment and reinvestment of the Escrowed Funds shall become part of the Escrowed Funds, and losses incurred on such investment and reinvestment of the Escrowed Funds shall be reflected in the value of the Escrowed Funds from time to time. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrowed Funds pursuant to this Escrow and Security Agreement. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

4.2 Delivery of Collateral Investments; Filing. (a) The Escrow Agent shall become the holder on behalf of the Trustee of the Collateral Investments (or applicable security entitlements thereto) through the following delivery procedures: (i) in the case of Collateral Investments which are uncertificated securities, registration of one of the following as owner of such uncertificated securities: the Escrow Agent or a Person designated by the Escrow Agent, or Person other than a securities intermediary or financial intermediary, that becomes the registered owner of such uncertificated securities and acknowledges that it holds the same for the Escrow Agent; and (ii) in the case of Collateral Investments in the form of Government Book-Entry Securities, the making by securities intermediary (other than a clearing corporation) to whose account such Government Book-Entry Securities have been credited on the books of a Federal Reserve Bank (or on the books of another such securities intermediary (other than a clearing corporation)) of book entries indicating that such Government Book-Entry Securities have been credited to an account of the Escrow Agent, and the sending by such securities intermediary to the Escrow Agent of confirmation of such transfer to the Escrow Agent’s account.

(b) Prior to or concurrently with the execution and delivery hereof and prior to the transfer to the Escrow Agent of Collateral Investments (or acquisition by the Escrow Agent of any security entitlement thereto) the Escrow Agent shall establish the Collateral Account on its books as an account segregated from all other custodial or collateral accounts. All Collateral Investments shall be credited to the Collateral Account, and the Escrow Agent hereby agrees to treat all property credited to the Collateral Account as a “financial asset” as defined in Section 8-102(a)(9) of the U.C.C. Subject to the other terms and conditions of this Escrow and Security Agreement, all Collateral Investments held by the Escrow Agent pursuant to this Escrow and Security Agreement shall be held in the Collateral Account subject (except as expressly provided in Sections 5(a) and 5(b) hereof) to the control (within the meaning of Section 8-106 of the U.C.C.) of the Escrow Agent and exclusively for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes and segregated from all other funds or other property otherwise held by the Escrow Agent.

(c) All Collateral shall be retained in the Collateral Account and pending disbursement pursuant to the terms hereof.

SECTION 5. Disbursements. The Escrow Agent shall hold the assets in the Collateral Account and release the same only as follows:

(a) If the Escrow Agent receives, at any time prior to 5:00 p.m. (New York City time) on December 31, 2010, an officers’ certificate in the form attached hereto as Exhibit A, the Escrow Agent shall, on the date specified on such certificate (which date shall be at least three Business Days after delivery of such certificate), disburse from the Collateral Account to, or at the written direction of, the Pledgor all Escrowed Funds held in the Collateral Account or otherwise;

(b) If (i) the Escrow Agent receives, at any time prior to 5:00 p.m. (New York City time) on December 31, 2010, an officers’ certificate from the Pledgor certifying that the

Merger Agreement has been terminated in accordance with its terms or (ii) the Escrow Agent has not received an officers’ certificate in accordance with paragraph (a) above or clause (i) of this paragraph prior to 5:00 p.m. (New York City time) on December 31, 2010, the Escrow Agent shall promptly notify in writing to the Trustee, and the Trustee shall promptly notify each Holder in accordance with the provisions of the Indenture that all of the outstanding Notes shall be redeemed on the Special Redemption Date at a cash redemption price of 101% of the issue price of the Notes, plus accrued and unpaid interest and, without duplication, the Accrued Yield, if any, on the Special Redemption Date (the “Special Redemption Price”), and shall state that the Notes must be surrendered to the Paying Agent in order to collect the Special Redemption Price. Prior to 11:00 a.m. (New York City time) on the Special Redemption Date, the Escrow Agent shall release cash in an amount equal to the Special Redemption Price to the Paying Agent as per the written instructions of the Trustee (which shall specify the Special Redemption Price and the wire payment instructions). The Notes shall be redeemed as specified in Article 3 of the Indenture. The balance of any Collateral remaining in the Collateral Account and not required by the Trustee to fund the Special Redemption Price shall be disbursed to, or at the written direction of, the Pledgor.

(c) If the Pledgor is required to effect the redemption contemplated by subclause (b) above and for any reason the amount of Collateral to be released is insufficient to pay the Special Redemption Price to redeem all of the outstanding Notes as provided in the Indenture, the Pledgor agrees to pay to the Paying Agent, three Business Days prior to the Special Redemption Date, the amount of funds necessary to permit all outstanding Notes to be redeemed in accordance with the provisions in the Indenture.

(d) Upon the release of any Collateral from the Collateral Account or otherwise in accordance with the terms of this Escrow and Security Agreement, the security interest evidenced by this Escrow and Security Agreement in such released Collateral will automatically terminate and be of no further force and effect.

(e) The Escrow Agent shall not be required to liquidate any Collateral Investment in order to make any release hereunder unless (i) required to do so to effect any distribution pursuant to Section 5(a) or Section 5(b); (ii) instructed to do so by written instructions executed by each of the Pledgor, the Trustee and J.P. Morgan Securities LLC, as representative (the “Representative”) of the Initial Purchasers; or (iii) pursuant to Section 11 hereof.

(f) Anything in this Escrow and Security Agreement to the contrary notwithstanding, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to (i) a final judgment (without further right of appeal) or (ii) a written notice executed by the Pledgor, the Trustee and the Representative.

SECTION 6. Representations and Warranties. (a) Pledgor hereby represents and warrants that:

(1) The execution and delivery by the Pledgor of, and the performance by the Pledgor of its obligations under, this Escrow and Security Agreement will not contravene any provision of applicable law or certificate of incorporation and by-laws of the Pledgor, or any material agreement or other material instrument binding upon the Pledgor or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Pledgor or result in the creation or imposition of any Lien on any assets of the Pledgor, except for the security interests granted under this Escrow and Security Agreement.

(2) Pursuant to the Indenture, the Pledgor hereby directs the Trustee to enter into this Escrow and Security Agreement and to perform its obligations hereunder.

(3) Other than filings of U.C.C. financing statements, no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required (i) for the performance by the Pledgor of its obligations under this Escrow and Security Agreement, (ii) for the pledge by the Pledgor of the Collateral pursuant to this Escrow and Security Agreement or (iii) for the exercise by the Escrow Agent of the rights provided for in this Escrow and Security Agreement or the remedies in respect of the Collateral pursuant to this Escrow and Security Agreement.

(4) The Pledgor is the beneficial owner of the Collateral, free and clear of any Lien or claims of any Person (except for the security interests granted under this Escrow and Security Agreement and the Senior Credit Facility). No financing statement covering the Pledgor’s interest in the Collateral is on file in any public office, other than financing statements, if any, filed pursuant to this Escrow and Security Agreement. Upon the execution and delivery of this Escrow and Security Agreement by all parties hereto, the Trustee will have a first priority perfected security interest in the Collateral prior to any other security interest created under the U.C.C.

(5) This Escrow and Security Agreement has been duly authorized, validly executed and delivered by the Pledgor and (assuming the due authorization and valid execution and delivery of this Escrow and Security Agreement by the Escrow Agent and the Trustee and enforceability of this Escrow and Security Agreement against the Escrow Agent in accordance with its terms) constitutes a valid and binding agreement of the Pledgor enforceable against the Pledgor in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (ii) the enforceability hereof may be limited by general principles of equity and the discretion of the court before which any proceeding therefor may be brought, (iii) the exculpation provisions and rights to indemnification hereunder may be limited by U.S., federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in this Escrow and Security Agreement may be limited by applicable law.

(6) There are no legal or governmental proceedings pending or, to the Pledgor’s knowledge, threatened to which the Pledgor is or to which any of the properties of the Pledgor is subject that would materially adversely affect the power or ability of the Pledgor to perform its respective obligations under this Escrow and Security Agreement or to consummate the transactions contemplated hereby.

(7) The Pledgor will deliver, or caused to be delivered, the Initial Escrow Amount to the Escrow Agent on the date hereof and such amount shall be sufficient to redeem the Notes on December 31, 2010 (the latest possible Special Redemption Date) in accordance with the provisions of the Indenture plus accrued and unpaid interest and Accrued Yield, if any, to December 31, 2010. The Escrow Agent shall have no responsibilities to calculate or verify such amount at any time.

(8) The pledge of the Collateral pursuant to this Escrow and Security Agreement is not prohibited by law or governmental regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System) applicable to the Pledgor.

(9) No Default or Event of Default exists under the terms of the Indenture.

(b) Escrow Agent hereby represents and warrants that:

(1) The Escrow Agent may act as a securities intermediary, as defined in Section 8-102 of the UCC.

(2) The execution and delivery by the Escrow Agent of, and the performance by the Escrow Agent of its obligations under, this Escrow and Security Agreement will not contravene any provision of applicable law or the organization certificate and by-laws of the Escrow Agent, or any material agreement or other material instrument known to the signer hereof binding upon the Escrow Agent, or to the knowledge of the Escrow Agent, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Escrow Agent or result in the creation or imposition of any Lien on any assets of the Escrow Agent; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required to be obtained by the Escrow Agent for the performance by the Escrow Agent of its obligations and rights under this Escrow and Security Agreement.

(3) This Escrow and Security Agreement has been duly authorized, validly executed and delivered by the Escrow Agent and (assuming the due authorization and valid execution and delivery of this Escrow and Security Agreement by the Pledgor and the Trustee and enforceability of this Escrow and Security Agreement against the Pledgor in accordance with its terms) constitutes a valid and binding agreement of the Escrow Agent enforceable against the Escrow Agent in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (ii) the enforceability hereof may be limited by general principles of equity and the discretion of the court before which any proceeding therefor may be brought, (iii) the exculpation provisions and rights to indemnification hereunder may be limited by U.S., federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in this Escrow and Security Agreement may be limited by applicable law.

(c) The Trustee hereby represents and warrants that:

(1) The execution and delivery by the Trustee of, and the performance by the Trustee of its obligations under, this Escrow and Security Agreement will not contravene any provision of applicable law or the organization certificate and by-laws of the Trustee, or any material agreement or other material instrument known to the signer hereof binding upon the Trustee, or to the knowledge of the Trustee, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Trustee or result in the creation or imposition of any Lien on any assets of the Trustee; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required to be obtained by the Trustee for the performance by the Trustee of its obligations and rights under this Escrow and Security Agreement.

(2) This Escrow and Security Agreement has been duly authorized, validly executed and delivered by the Trustee and (assuming the due authorization and valid execution and delivery of this Escrow and Security Agreement by the Pledgor and the Escrow Agent and enforceability of this Escrow and Security Agreement against the Pledgor in accordance with its terms) constitutes a valid and binding agreement of the Trustee enforceable against the Trustee in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (ii) the enforceability hereof may be limited by general principles of equity and the discretion of the court before which any proceeding therefor may be brought, (iii) the exculpation provisions and rights to indemnification hereunder may be limited by U.S., federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in this Escrow and Security Agreement may be limited by applicable law.

SECTION 7. Further Assurances. The Pledgor will, promptly upon request by the Escrow Agent (which request the Escrow Agent will submit at the direction of the Trustee), execute and deliver or cause to be executed and delivered, or use its reasonable best efforts to procure, all assignments, instruments and other documents, deliver any instruments to the Escrow Agent and take any other actions that are necessary or desirable to perfect, continue the perfection of, or protect the first priority of the Trustee’s security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons (other than any such rights, claims or interests created by or arising through the Escrow Agent) or to effect the purposes of this Escrow and Security Agreement. The Pledgor also hereby authorizes the Trustee to file any financing or continuation statements in the United States with respect to the Collateral without the signature of the Pledgor (to the extent permitted by applicable law). The Pledgor will promptly pay all reasonable costs incurred in connection with any of the foregoing within 30 days of receipt of an invoice therefor. The Pledgor also agrees, whether or not requested by the Trustee, to take all actions that are necessary to perfect, continue the perfection of, or to protect the first priority of, the Trustee’s security interest in and to the Collateral, including the filing of all necessary financing and continuation statements, and to protect the Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee).

SECTION 8. Covenants. The Pledgor covenants and agrees with the Escrow Agent, the Initial Purchasers and the Trustee that from and after the date of this Escrow and Security Agreement until the earlier of the release of all Collateral in accordance with the terms of this Escrow and Security Agreement and the payment of the Special Redemption Price for all Notes redeemed as provided by Section 3.10 of the Indenture and Section 5 hereof:

(a) (i) it will not (and will not purport to) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral, (ii) it will not create or permit to exist any Lien on any of the Collateral (except for the security interests granted under this Escrow and Security Agreement and the Credit Agreement and any Lien created by or arising through the Trustee) and at all times will be the sole beneficial owner of the Collateral and (iii) it will not take any action to enable the secured parties under the Existing Credit Agreement to obtain “control” within the meaning of Section 9-106 of the U.C.C. with respect to the Collateral; and

(b) it will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Trustee’s rights or remedies hereunder, including, without limitation, the Trustee’s right to direct the sale or disposal of the Collateral as otherwise permitted hereunder or (ii) fail to pay or discharge any tax, assessment or levy of any nature with respect to the Collateral not later than the date of any proposed sale under any judgment, writ or warrant of attachment with respect to the Collateral.

SECTION 9. Escrow Agent Rights and Duties. Acceptance by the Escrow Agent of its duties under this Escrow and Security Agreement is subject to the following terms and conditions, which all parties to this Escrow and Security Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent.

(a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Escrow and Security Agreement, and no duties, responsibilities, or obligations shall be inferred or implied. The Escrow Agent shall not be liable except for the performance of such duties and obligations as are expressly and specifically set out in this Escrow and Security Agreement. The Escrow Agent shall not be liable for the accuracy of any calculations or the sufficiency of any funds for any purpose.

(b) The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(c) The Escrow Agent shall not be required to inquire as to the performance or observation of any obligation, term or condition under any other agreements or arrangements among the Pledgor, the Company, the Trustee and the Initial Purchasers.

(d) The Escrow Agent shall not have any responsibility to determine the authenticity or validity of any notice, direction, instruction, instrument, document or other items delivered to it by any party, or for the identity, authority or rights of persons executing or delivering any such notice, direction, instruction, instrument, document, or other items delivered to it by such party or parties. The Escrow Agent is authorized to comply with and rely upon any notice, direction, instruction or other communication believed by it to have been sent or given by the Pledgor or the Trustee and shall be fully protected in acting in accordance with such written direction or instructions given to it under, or pursuant to, this Escrow and Security Agreement.

(e) The Escrow Agent is not a party to, and is not bound by, or required to comply with any agreement or other document out of which this Escrow and Security Agreement may arise. The Escrow Agent shall be under no liability to any party hereto by reason of any failure on the part of the Pledgor or other signatory of any document or any other third party to perform such party’s obligations under any such document. Except for amendments to this Escrow and Security Agreement referred to herein, and except for notifications or instructions to the Escrow Agent under this Escrow and Security Agreement, the Escrow Agent shall not be obliged to recognize or be chargeable with knowledge of any of the terms or conditions of any agreement among the Pledgor, the Company, the Trustee and the Initial Purchasers, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(f) The Escrow Agent shall not be bound by any waiver, modification, termination or rescission of this Escrow and Security Agreement or any of the terms hereof, unless evidenced in writing and delivered to the Escrow Agent signed by the proper party’s authorized representative and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto. No person, firm or corporation will be recognized by the Escrow Agent as a successor or assignee of the Pledgor, the Trustee or any Initial Purchaser until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment. This Escrow and Security Agreement shall not be deemed to create a fiduciary relationship among the parties hereto under state or federal law.

(g) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrowed Funds (including but not limited to orders of attachment or any other forms of levies or injunctions or stays relating to the transfer of the Escrowed Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(h) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or damage resulting from its actions or its performance of its duties hereunder in the absence of bad faith, gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Pledgor, the Trustee or the Representative in accordance with the provisions of this Escrow and Security Agreement, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, designees, subagents or subcontractors appointed or selected by the Escrow Agent in good faith or (iv) for an amount in excess of the value of the Escrowed Funds, valued as of the date of loss.

(i) In the event of any ambiguity or uncertainty hereunder or in any notice or other communication received by the Escrow Agent hereunder, the Escrow Agent is hereby authorized by the Pledgor, the Trustee and the Representative to refrain from taking any action other than to retain possession of the Escrowed Funds, unless the Escrow Agent receives written instructions, signed by an authorized representative of each of the Pledgor, the Trustee and the Representative which eliminates such ambiguity or uncertainty.

(j) The Escrow Agent may consult with legal counsel of its own choosing, at the expense of the Pledgor, as to any matter relating to this Escrow and Security Agreement, and the Escrow Agent shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or opinion of such counsel.

(k) In the event of any dispute or conflicting claim with respect to the payment, ownership or right of possession of the Collateral Account, the Escrowed Funds or the Collateral, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions. The Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, except for its own bad faith, gross negligence or willful misconduct, all or any part of the Escrowed Funds until (i) such dispute shall have been settled either by mutual agreement of the parties concerned or by final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America (as notified to the Escrow Agent in writing by the parties to the dispute or their authorized representatives and setting forth the resolution of the dispute) or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined below) which it may incur by reason of so acting. The Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings. The rights of the Escrow Agent under this paragraph are in addition to all other rights which it may have by law or otherwise including, without limitation, the right to file an action in interpleader.

(l) The Escrow Agent shall not incur liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, terrorism or the unavailability of the Federal Reserve Bank or other wire or communication facility).

(m) When the Escrow Agent acts on any communication (including, but not limited to, communication with respect to the delivery of securities or the wire transfer of funds) sent by electronic transmission, the Escrow Agent, absent bad faith, gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party involved or is not in the form the party involved sent or intended to send (whether due to fraud, distortion or otherwise). The Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Escrow Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Pledgor, the Trustee and the Initial Purchasers, as the case may be, agree to assume all risks arising out of the use of such electronic transmission to submit instructions and directions to the Escrow Agent, including, without limitation, the risk of the Escrow Agent’s acting on unauthorized instructions, and the risk or interception and misuse by third parties.

(n) The Escrow Agent will provide to the Pledgor and the Trustee monthly statements identifying transactions, transfers or holdings of Escrowed Funds, and each such statement will be deemed to be correct and final upon receipt thereof by the Pledgor and the Trustee unless the Pledgor or the Trustee notifies the Escrow Agent in writing to the contrary within thirty Business Days of the date of such statement.

(o) The Escrow Agent will not be under any duty to give the Escrowed Funds held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in this Escrow and Security Agreement. Uninvested funds held hereunder will not earn or accrue interest.

(p) The Escrow Agent does not have any interest in the Escrowed Funds hereunder but is serving as escrow holder only and having only possession thereof. The Pledgor shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Upon execution of this Escrow and Security Agreement, the Pledgor shall provide the Escrow Agent with a fully executed W-9 IRS form. The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow and Security Agreement shall be allocable to the Pledgor and (ii) to the extent permitted by applicable law, the Pledgor will include all amounts earned under the Escrow and Security Agreement in its gross income for federal, state and local income tax (collectively, “income tax”) purposes and pay any income tax resulting therefrom, and the Escrow Agent shall allocate all such earnings for tax reporting purposes to the Pledgor. Any payments of income from the account established hereunder may be subject to withholding regulations then in force with respect to United States taxes, and if required, the parties hereto will promptly provide the Escrow Agent with completed and executed W-9, W-8BEN or other appropriate forms. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to any income which may be earned on investment of funds which are a part of the Escrowed Funds and is not responsible for any other reporting.

(q) The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice 30 calendar days prior to such resignation to the Pledgor, the Trustee and the Representative as provided in this Section. The Pledgor, with the consent of the Representative and the Trustee, may remove Escrow Agent at any time by giving written notice signed by the authorized representative of each of the Pledgor, the Representative and the Trustee at least 30 calendar days prior to such removal to Escrow Agent. Following such resignation or removal, a successor Escrow Agent shall be appointed by the Pledgor, the Trustee and the Representative, who shall provide written notice of such to the resigning or removed Escrow Agent. Such successor Escrow Agent shall become Escrow Agent hereunder, and all Escrowed Funds and Collateral shall be transferred to it upon the resignation or removal date specified in such notice. If the Pledgor, the Trustee and the Representative are unable to appoint a successor Escrow Agent within 30 calendar days after such notice, the Escrow Agent may, in its sole discretion, deliver the Escrowed Funds and the Collateral to the Trustee at the address provided herein or may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including but not limited to its attorney fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Pledgor. On the resignation/removal date and after receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver and/or disburse the Escrowed Funds and the Collateral then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent. Upon its resignation or removal and delivery and/or disbursement of the Escrow Property in its entirety as set forth in this Section, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrowed Funds, the Collateral or this Escrow and Security Agreement.

SECTION 10. Indemnity. The Pledgor and the Company shall jointly and severally indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (“Losses”) directly or indirectly arising out of, relating to or in connection with its acceptance of its appointment hereunder or its performance as Escrow Agent, provided that such Losses do not arise from the Escrow Agent’s bad faith, wilful misconduct or gross negligence.

SECTION 11. Remedies upon Event of Default. If any Event of Default under the Indenture or any default hereunder (any such Event of Default or default being referred to in this Escrow and Security Agreement as an “Event of Default”) not cured within 30 days after notice thereof to the Pledgor shall have occurred and be continuing:

(a) The Trustee, Escrow Agent and the Holders of the Notes shall have, in addition to all other rights given by law or by this Escrow and Security Agreement or the Indenture, all of the rights and remedies with respect to the Collateral of a secured party under the U.C.C. in effect in the State of New York at that time. In addition, with respect to any Collateral that shall then be in or shall thereafter come into the possession or custody of the Escrow Agent, the Escrow Agent, at the written direction of the Trustee, shall, sell or cause the same to be sold at any broker’s board or at public or private sale, in one or more sales or lots, at such price or prices as the Trustee may deem commercially reasonable, for cash or on credit or for future delivery, without assumption of any credit risk. The purchaser of any or all Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever created by or through the Pledgor. Unless any of the Collateral threatens, in the reasonable judgment of the Trustee, to decline speedily in value or is or becomes of a type sold on a recognized market, the Trustee will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to the Pledgor as provided in Section 14.1 hereof at least five (5) days before the time of the sale or disposition. The Trustee, Escrow Agent or any Holder of Notes may, in its own name or in the name of a designee or nominee, buy any of the Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys’ fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Collateral.

(b) The Pledgor further agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this Section 11 valid and binding and in compliance with any and all other applicable requirements of law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 11 will cause irreparable injury to the Trustee, Escrow Agent and the Holders of the Notes, that the Trustee, Escrow Agent and the Holders of the Notes have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

SECTION 12. Compensation; Expenses. The Escrow Agent shall be entitled to receive payment from the Pledgor for fees, costs and expenses for all services rendered by it hereunder in accordance with Schedule 2 to this Escrow and Security Agreement. The Pledgor shall reimburse the Escrow Agent on demand for all losses, liabilities, damages, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisor and agent fees and disbursements. At all times, the Escrow Agent will have a right of set off and first lien upon the Collateral Account for payment of customary fees, costs and expenses and all such losses, liabilities, damages or expenses from time to time. Such fees, costs and expenses shall be paid from the Escrowed Funds to the extent not otherwise paid hereunder, and the Escrow Agent may sell, convey or otherwise dispose of any Escrowed Funds for such purpose. The obligations contained in this Section shall survive the termination of this Escrow and Security Agreement and the resignation or removal of the Escrow Agent

SECTION 13. Security Interest Absolute. All rights of the Trustee, Escrow Agent, the Holders of the Notes and the Initial Purchasers and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Indenture or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture; or

(c) any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Obligations.

SECTION 14. Miscellaneous Provisions.

14.1 Notices. Any notices, requests, instructions or other communications provided for in this Escrow and Security Agreement shall be sufficiently given if in writing, signed by the proper party’s authorized representative and delivered in person or mailed by (i)

personal delivery, overnight delivery by a recognized courier or delivery service, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) electronic transmission, which includes fax machine, email with an imaged or scanned attachment (such as a “pdf”) or other similar electronic transmission, with confirmation of receipt of such transmission; and shall become effective when delivered to the addresses noted below or such other address as may be substituted therefor by written notification by the proper party’s Authorized Representative. Notices to Escrow Agent shall be deemed to be effective when actually received by Escrow Agent’s Corporate Trust Department.

If to the Pledgor:

UHS Escrow Corporation

c/o Universal Health Services, Inc.

367 South Gulph Road

P.O. Box 61558

King of Prussia, Pennsylvania 19406-0958

Attn: Chief Financial Officer

Email: steve.filton@uhsinc.com

Fax: (610) 382-4407

with copies to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Attn: Warren J. Nimetz, Esq.

Email: wnimetz@fulbright.com

Fax: (212) 318-3400

If to the Escrow Agent:

Union Bank, N.A.

551 Madison Avenue, 11th floor

New York, New York 10022

Attn: Corporate Trust Department.

Fax: (646) 452-2000

If to the Trustee:

Union Bank, N.A.

551 Madison Avenue, 11th floor

New York, New York 10022

Attn: Corporate Trust Dept.

Fax: (646) 452-2000

If to the Representative or the other Initial Purchasers:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attn: Lauren Camp

Fax: (212) 270-1063

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: John C. Ericson, Esq.

Email: jericson@stblaw.com

Fax: (212) 455-2502

Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business.

14.2 No Adverse Interpretation of Other Agreements. This Escrow and Security Agreement may not be used to interpret another pledge, security or debt agreement of the Pledgor or any subsidiary thereof. No such pledge, security or debt agreement (other than the Indenture) may be used to interpret this Escrow and Security Agreement.

14.3 Severability. The provisions of this Escrow and Security Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Escrow and Security Agreement in any jurisdiction.

14.4 Headings. The headings in this Escrow and Security Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

14.5 Counterpart Originals. This Escrow and Security Agreement may be signed in two or more counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

14.6 Benefits of Escrow and Security Agreement. Nothing in this Escrow and Security Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Escrow and Security Agreement.

14.7 Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Escrow and Security Agreement and any consent to any departure by the Pledgor from any provision of this Escrow and Security Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Indenture and, in addition, with the written consent of the Escrow Agent, the Trustee and the Representative, and none of the Escrow Agent, the Trustee, the Representative or any Holder of Notes shall be deemed, by any act, delay, indulgence, omission or otherwise to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Escrow Agent, the Trustee, the Representative or any Holder of Notes to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Escrow Agent, the Trustee, the Representative or any Holder of Notes of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent, the Trustee, the Representative or such Holder of Notes would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14.8 Interpretation of Agreement. To the extent a term or provision of this Escrow and Security Agreement (other than Sections 9, 10 and 12 hereof) conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Escrow and Security Agreement shall not be relevant to determine the meaning of this Escrow and Security Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

14.9 Continuing Security Interest; Termination. (a) This Escrow and Security Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in the Indenture or in this Escrow and Security Agreement, remain in full force and effect until the payment in full in cash of the Obligations. This Escrow and Security Agreement shall be binding upon the Pledgor, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Escrow Agent hereunder, to the benefit of the Escrow Agent, the Trustee, the Initial Purchasers, the Holders of the Notes and their respective successors, transferees and assigns.

(b) This Escrow and Security Agreement shall terminate upon the payment in full in cash of the Obligations or release of all Collateral to the Pledgor in accordance with the terms of this Escrow and Security Agreement. At such time and upon the written instruction of the Trustee, the Escrow Agent shall reassign and redeliver to the Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Escrow Agent in accordance with the terms of this Escrow and Security Agreement and the Indenture. Such reassignment and redelivery shall be without warranty by or recourse to the Escrow Agent in its capacity as such, except as to the absence of any Liens on the Collateral created by or on account of actions of the Escrow Agent, and shall be at the reasonable expense of the Pledgor.

14.10 Assignment. No party may assign any of its rights or obligations under this Escrow and Security Agreement without the written consent of the other parties.

14.11 Survival Provisions. All representations, warranties and covenants of the Pledgor contained herein shall survive the execution and delivery of this Escrow and Security Agreement and shall terminate only upon the termination of this Escrow and Security Agreement. The obligations of the Pledgor under Sections 10 and 12 hereof shall survive the termination of this Escrow and Security Agreement and the resignation or removal of the Escrow Agent.

14.12 Waivers. The Pledgor waives presentment and demand for payment of the Obligations, protest and notice of dishonor or default with respect to the Obligations, and all other notices to which the Pledgor might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture. Further, each of the parties represents and warrants to the Escrow Agent that it is not a hedge fund. If any of the parties is a hedge fund that is not sponsored by a registered investment advisor, such party agrees to enter into the form of Due Diligence Agreement provided by the Escrow Agent.

14.13 USA PATRIOT Act. The Pledgor shall provide to the Escrow Agent such information as Escrow Agent may reasonably require to permit Escrow Agent to comply with its obligations under the federal USA PATRIOT Act (Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001). The Escrow Agent shall not credit any amount of interest or investment proceeds earned on the Escrowed Funds, or make any payment of all or a portion of the Escrowed Funds, to any person unless and until such person has provided to Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act.

14.14 Final Expression. This Escrow and Security Agreement, together with the terms of the Indenture expressly referred to herein, is intended by the parties as a final expression of this Escrow and Security Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

14.15 Rights of Holders of the Notes. No Holder of Notes shall have any independent rights hereunder other than those rights granted to individual Holders of the Notes pursuant to Section 6.07 of the Indenture; provided that nothing in this subsection shall limit any rights granted to the Escrow Agent under the Notes or the Indenture.

14.16 Merger; Consolidation of Escrow Agent. Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation succeeding to all or substantially all the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

14.17 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS ESCROW AND SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE ESCROW AGENT’S JURISDICTION FOR PURPOSES OF SECTIONS 8-110

AND 9-304 OF THE NEW YORK UNIFORM COMMERCIAL CODE WILL BE THE STATE OF NEW YORK. THE PLEDGOR HEREBY SUBMITS TO THE PERSONAL JURISDICTION OF, AND AGREES THAT ALL PROCEEDINGS RELATING HERETO WILL BE BROUGHT IN, COURTS LOCATED WITHIN, THE CITY AND STATE OF NEW YORK. THE PLEDGOR WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SUCH SERVICE WILL BE DEEMED COMPLETED TEN (10) CALENDAR DAYS AFTER THE SAME IS SO MAILED. EACH OF THE PLEDGOR, THE ESCROW AGENT, THE TRUSTEE AND THE INITIAL PURCHASERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AND SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 15. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow and Security Agreement, as indicated in Exhibit A attached hereto), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Pledgor, the Representative and the Initial Purchasers to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrowed Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow and Security Agreement acknowledge that such security procedure is commercially reasonable.

IN WITNESS WHEREOF, the Pledgor, Trustee, Escrow Agent and the Initial Purchasers have each caused this Escrow and Security Agreement to be duly executed and delivered as of the date first above written.

UHS ESCROW CORPORATION

By	/s/ Steve Filton

Name:	Steve Filton
Title:	Vice President

UNION BANK, N.A.
as Escrow Agent and as Securities Intermediary

By	/s/ Patricia Phillips-Coward

Name:	Patricia Phillips-Coward
Title:	Vice President

UNION BANK, N.A.
as Trustee

By	/s/ Patricia Phillips-Coward

Name:	Patricia Phillips-Coward
Title:	Vice President

J.P. MORGAN SECURITIES LLC
DEUTSCHE BANK SECURITIES INC. and the other Initial Purchasers set forth on
Schedule 1 to the Purchase Agreement

BY J.P. MORGAN SECURITIES LLC

By:	/s/ David A. Dwyer
Authorized Representative

Signature Page to Escrow and Security Agreement

Exhibit A

Form of Officer’s Certificate

of

UHS Escrow Corporation

This certificate is being delivered pursuant to Section 7 of the Escrow and Security Agreement, dated as of September 29, 2010 (the “Escrow and Security Agreement”), between UHS Escrow Corporation, a Delaware corporation (the “Pledgor”), and Union Bank, N.A., as securities intermediary and Escrow Agent (the “Escrow Agent”), and Union Bank, N.A., as Trustee under the Indenture referred to in the Escrow and Security Agreement (the “Trustee”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in the Escrow and Security Agreement. The Pledgor hereby certifies to the Escrow Agent and directs the Escrow Agent through the undersigned officer as follows:

(1) The Acquisition has been consummated in accordance with the Merger Agreement.

(2) the Senior Credit Facility is effective.

(3) The Escrow Issuer has merged with and into the Company, the Company has assumed all the obligations of the Escrow Issuer under the Notes and the Indenture and the Subsidiary Guarantors (as defined in the Indenture) have become parties to the Indenture.

(4) No Default or Event of Default (as defined in the Indenture) has occurred and is continuing under the Indenture (other than any Default or Event of Default arising under clause (6) of “Description of notes—Events of default” in the Offering Memorandum arising due to a default or event of default under the Senior Credit Facility).

(5) The Pledgor, the Company and the Subsidiary Guarantors have complied with clauses (p), (q), (r), (s) and (t) of Section 4 of the Purchase Agreement.

(6) The Escrowed Funds to be disbursed to the Pledgor pursuant to the instructions set forth below shall be applied by the Pledgor in the manner described under the heading “Use of proceeds” in the Offering Memorandum.

Instructions:

Funds shall be disbursed as follows:

[Pledgor to provide disbursement details]

All funds released from the Collateral Account as directed by this officer’s certificate will be applied in the manner described under “Use of proceeds” in the Offering Memorandum.

IN WITNESS WHEREOF, Pledgor, through the undersigned officer, has signed this officer’s certificate this          day of [                    ], 2010.

UHS ESCROW CORPORATION

By:
Name:
Title:

Schedule 1

Telephone Numbers for Call-Backs and

Persons Designated to Confirm Funds Transfer Instructions

If to Pledgor:

	Name	Telephone Number

1.	Cheryl K. Ramagano	(610) 768-3402

2.	Steve Filton	(610) 768-3319

3.	Christine M. Emmert	(610) 878-3942

If to Trustee:

	Name	Telephone Number

1.	Eva Aryeetey	(646) 452-2005

2.	Fernando Moreyra	(646) 452-2015

3.	Patricia Phillips-Coward	(646) 452-2016

Telephone call-backs shall be made to each of Pledgor and Trustee if joint instructions are required pursuant to this Escrow and Security Agreement.

Schedule 2

Escrow Agent Compensation